NEWS

For Release: April 25, 2003

Contact:  Financial: Joseph F. Morris
                     Senior Vice President, Chief Financial Officer & Treasurer
                     (215) 443-3612 or morris@penn-america.com

          Media:     David Kirk, APR
                     (610) 792-3329 or davidkirk@thePRguy.com

Summary: Penn-America Group, Inc. (NYSE:PNG) Announces $15 Million Trust Preferred Offering

         HATBORO, PA (April 25, 2003) - Penn-America Group, Inc. announced today it has executed an agreement for the private placement sale of $15 million of thirty-year floating rate trust preferred securities through a wholly owned trust subsidiary. The company anticipates that the transaction will close by May 15, 2003, subject to the satisfaction of applicable closing conditions.
         The company's trust subsidiary will have the right to call the trust preferred securities at par after five years from the date of issuance. The intended use of proceeds is to support business growth of the company's insurance operations and general corporate purposes.
         The trust preferred securities have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will only be offered and sold under an applicable exemption from registration requirements under the Securities Act. Keefe, Bruyette & Woods, Inc. and FTN Financial Capital Markets acted as Placement Agents.
         Penn-America Group, Inc. is a specialty commercial property and casualty insurance holding company that underwrites and markets general liability, commercial property and multi-peril insurance for small entrepreneurial businesses through a network of wholesale general agents in the excess and surplus lines market.


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Forward-Looking Information

         Certain information included in this news release and other statements or materials published or to be published by the company are not historical facts but are forward-looking statements including, but not limited to, such matters as the anticipated closing of its trust subsidiary's offering of trust preferred securities, anticipated financial performance, business prospects, technological developments, new and existing products, expectations for market segment and growth, and similar matters. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company provides the following cautionary remarks regarding important factors which, among others, could cause the company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the company's business, and the other matters referred to above include, but are not limited to: (1) risks inherent in establishing loss and loss adjustment expense reserves; (2) uncertainties relating to the financial ratings of the company's insurance subsidiaries; (3) uncertainties relating to government and regulatory policies;
(4) uncertainties arising from the cyclical nature of the company's business;
(5) changes in the company's relationships with, and the capacity of, its general agents; and (6) the risk that the company's reinsurers may not be able to fulfill their obligations to the company. For additional disclosure regarding potential risk factors, refer to documents filed by the company with the Securities and Exchange Commission, including the company's 2002 10-K.


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